Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EnergySolutions, LLC 401(k) Profit Sharing Plan of EnergySolutions, Inc. of our reports dated February 26, 2009, with respect to the consolidated financial statements of EnergySolutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of EnergySolutions, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

July 13, 2009